Exhibit 99.1

Prospect Capital Exits One-Stop Debt and Equity Investment in Harbortouch Payments LLC with 14% Expected IRR

NEW YORK - (Marketwired) - June 1, 2016 - Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect”) announced today that Prospect has sold its interests in Harbortouch Payments LLC (“Harbortouch”) to Searchlight Capital Partners, a private investment firm with offices in North America and Europe.

Harbortouch is a leading provider of integrated payment processing and point-of-sale (“POS”) systems to small and medium sized merchant customers in the United States. The transaction is expected to result in a gross internal rate of return of 14% and cash-on-cash return of 1.3x across all tranches of Prospect’s invested capital over a holding period of less than three years. Prospect expects to receive $328.0 million in proceeds and fees from the sale (including escrowed amounts). As part of the transaction, Prospect has invested $27.5 million in newly issued senior secured second-lien debt into Harbortouch.

“Prospect’s sale of Harbortouch adds another cash realization to 148 such exits in Prospect Capital’s track record,” said Jim Clippard of Prospect Capital Management L.P. “The Harbortouch investment demonstrates the full spectrum of financing roles offered by Prospect, first as a one-stop lender, then more recently as a one-stop majority owner, and now as a non-control junior capital provider. With ample liquidity for new investments, Prospect Capital is seeking new non-control and control investments with a yield-orientation across all industries.”

“We appreciate our strategic and financial relationship with Prospect, which was critical to helping Harbortouch expand into the organization that we are today,” said Jared Isaacman, founder and CEO of Harbortouch. “We look forward to the future as we continue to grow and improve our platform of merchant payment services.”

Goldman, Sachs & Co. acted as financial advisor to Harbortouch for the sale.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Prospect's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

Prospect has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). Prospect is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. Prospect has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect could have an adverse effect on Prospect and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Prospect's

Exhibit 99.1

control, and that Prospect may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and Prospect undertakes no obligation to update any such statement now or in the future.
For additional information, contact:

Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702